Exhibit 99.1


 Microvision Announces Second Quarter Operating and Financial Results

Company Raises $34.1 Million; Signs Development Agreement With Motorola


    REDMOND, Wash.--(BUSINESS WIRE)--July 31, 2007--Microvision, Inc. (NASDAQ:MVIS), a global leader in light scanning technologies, today reported operating and financial results for the second quarter of 2007.

    "We achieved significant business, operating and financial milestones in the second quarter that could have long-term impact for the Company," stated Alexander Tokman, Microvision President and CEO. "First, our business development efforts during the second quarter resulted in several new customer contracts including the joint development agreement with Motorola and new development contracts for aerospace and eyewear applications. Second, we developed and successfully unveiled at the Society of Information Display (SID) conference a new wide angle design PicoP display that better addresses consumer needs. Third, we made good progress in solidifying several key areas of our supply chain. Finally, we raised $34.1 million from calling our publicly traded warrants."

    Second Quarter 2007 Operating Results

    -- PicoP for Mobile Projection Applications. Announced subsequent to the end of the quarter an agreement with Motorola to develop pico projector display solutions for mobile applications using Microvision's PicoP display engine.

    -- PicoP for Eyeware Applications. Awarded a $3.2 million contract from the U.S. Air Force to provide a lightweight, see-through, full-color eyewear display prototype.

    -- PicoP for Aerospace Applications. Signed a new commercial product development agreement with a leading transportation company to develop PicoP based display solution for an aerospace application.

    --  PicoP Development and Supply Chain Progress.

        -- Unveiled the next generation PicoP display based on a newly developed wide-angle MEMS scanner at the May 2007 SID conference. The wide-angle PicoP, developed based on direct customer feedback, creates a full-color image with approximately four times the viewing area of the Company's previous display, while still maintaining its small and sleek form factor.

        -- Completed and announced the successful integration of a green laser from OSRAM Opto Semiconductors into PicoP prototype display. Previously, Microvision had announced PicoP compatibility with green lasers from Corning and Novalux.

        -- Formally introduced Oerlikon Optics as one of the high volume manufacturing partners for PicoP after originally announcing the joint development effort in December 2006. Microvision has been collaborating with this global leader in optical component solutions to optimize the design for manufacturing of Microvision's opto-mechanical engine targeted for high volume consumer and automotive applications.

    -- New Laser Bar Code Scanner. Unveiled ROV(TM), a new laser based bar code scanner incorporating Microvision's core MEMS scanning beam technology. The ROV Scanner was developed for use with mobile applications to provide simple and affordable "point of scan" capability.

    -- Funding. Exercised the company's right to call its publicly traded warrants -- raising $34.1 million to fund Microvision's continuing operations without an increase to the company's fully diluted common shares outstanding.

    Financial Results

    For the six months ended June 30, 2007, the company reported revenue of $4.9 million compared to $4.4 million for the same period in 2006 and $2.7 million for the three months ended June 30, 2007 compared to $1.9 million for the same period in 2006. As of June 30, 2007, the backlog totaled $7.7 million compared to $1.5 million at June 30, 2006.

    The company reported an operating loss for the six months ended June 30, 2007 of $12.3 million compared to $14.4 million for the same period in 2006 and $6.3 million for the three months ended June 30, 2007 compared to $7.8 million for the same period in 2006.

    The company reported a net loss available to common shareholders of $9.0 million for the six months ended June 30, 2007 compared to $10.9 million for the same period in 2006 and $2.2 million for the three months ended June 30, 2007 compared to $11.2 million for the same period in 2006. The net loss per share was $0.21 for the six months ended June 30, 2007 compared to $0.40 for the same period in 2006 and $0.05 for the three months ended June 30, 2007 compared to $0.38 for the same period in 2006. The net loss available for common shareholders for both the six months ended June 30, 2007 and 2006 includes a gain on the sale of the company's investment in Lumera of $6.0 million and $7.3 million respectively. The three and six month periods ended June 30, 2007 include non cash expenses of $1.9 million and $2.6 million, respectively, compared to non cash gains of $1.2 million and $3.1 million for the same periods in 2006, respectively, associated with the change in value of warrants issued to former holders of the company's notes.

    The company ended the quarter with $17.2 million in cash, cash equivalents and investment securities, including $6.0 million from the conversion of 2.3 million public warrants. Subsequent to the end of the quarter, the Company received an additional $28.1 million from the conversion of an additional 10.6 million warrants.

    "Our strong second quarter and first half business and operational results demonstrate continued rapid advancement of the PicoP roadmap focused on commercializing a variety of high volume products in the consumer and automotive markets. We believe that the most recent development agreement with Motorola provides a significant validation point of our consumer go-to-market strategy and execution," concluded Tokman.

    Conference Call

    Microvision will host a conference call to discuss its second quarter 2007 financial and operating results at 4:30 p.m. ET on July 31, 2007. Participants may join the conference call by dialing (800) 688-0836 (for U.S. participants) or (617) 614-4072 (for International participants) ten minutes prior to the start of the conference. The conference pass-code number is 68851055. Additionally, the call will be broadcast over the Internet and can be accessed from the Company's web site at www.microvision.com. The web cast and information needed to access the telephone replay will be available through the same link following the conference call.

    About Microvision: www.microvision.com

    Microvision provides a display technology platform designed to enable next generation display and imaging products for pico projectors, vehicles displays, and wearable displays that interface to mobile devices. The company also manufactures and sells its bar code scanner product line which features the company's proprietary MEMS technology.

    Forward-Looking Statements Disclaimer

    Certain statements contained in this release, including those relating to commercialization and future products, future product form factor, product applications, as well as statements containing words like "could," "believe," and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the Company's forward-looking statements include the following: our ability to raise additional capital when needed; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; our dependence on the defense industry and a limited number of government development contracts; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims and other risk factors identified from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.


                          Microvision, Inc.

                            Balance Sheet
                            (In thousands)
                             (Unaudited)
                                               June 30,   December 31,
                                                 2007         2006
                                              ----------- ------------

Assets
Current Assets
  Cash and cash equivalents                   $   16,176  $    14,552
  Investment securities, available-for-sale        1,059            -
  Accounts receivable, net of allowances           1,253        1,166
  Costs and estimated earnings in excess of
   billings on uncompleted contracts                 694          565
  Inventory                                          886        1,043
  Current restricted investments in Lumera             -       10,693
  Other current assets                             1,533        1,986
                                              ----------- ------------
    Total current assets                          21,601       30,005

Property and equipment, net                        4,158        4,011
Restricted investments                             1,268        1,268
Other assets                                          52           41
                                              ----------- ------------
    Total assets                              $   27,079  $    35,325
                                              =========== ============


Liabilities and Shareholders' Equity
Current Liabilities
  Accounts payable                            $    1,686  $     1,785
  Accrued liabilities                              3,047        3,698
  Billings in excess of costs and estimated
   earnings on uncompleted contracts                 296          200
  Liability associated with common stock
   warrants                                        4,992        2,572
  Liability associated with embedded
   derivative feature                                  -           68
  Current portion of notes payable                     -        2,418
  Current portion of capital lease
   obligations                                        43           45
  Current portion of long-term debt                   62           59
                                              ----------- ------------
     Total current liabilities                    10,126       10,845

Capital lease obligations, net of current
 portion                                             110          132
Long-term debt, net of current portion               426          457
Deferred rent, net of current portion              1,876        2,027
                                              ----------- ------------
     Total liabilities                            12,538       13,461
                                              ----------- ------------

Commitments and contingencies                          -            -

Shareholders' Equity
  Common stock at par value                           46           43
  Additional paid-in capital                     262,398      253,086
  Receivables from related parties, net                -         (250)
  Accumulated other comprehensive income             778        8,619
  Accumulated deficit                           (248,681)    (239,634)
                                              ----------- ------------
    Total shareholders' equity                    14,541       21,864
                                              ----------- ------------
Total liabilities and shareholders' equity    $   27,079  $    35,325
                                              =========== ============


                          Microvision, Inc.

                       Statement of Operations
            (In thousands, except earnings per share data)
                             (Unaudited)


                                Three months ended  Six months ended
                                     June 30,            June 30,
                                --------------------------------------
                                  2007     2006      2007      2006
                                -------- --------- --------- ---------


Contract revenue                $ 2,219  $  1,335  $  4,121  $  3,116
Product revenue                     443       571       776     1,262
                                -------- --------- --------- ---------
    Total revenue                 2,662     1,906     4,897     4,378
                                -------- --------- --------- ---------

Cost of contract revenue          1,217       999     2,227     2,150
Cost of product revenue             446     1,681       730     2,975
                                -------- --------- --------- ---------
    Total cost of revenue         1,663     2,680     2,957     5,125
                                -------- --------- --------- ---------

  Gross margin                      999      (774)    1,940      (747)
                                -------- --------- --------- ---------

Research and development
 expense                          3,208     2,307     6,553     4,461
Sales, marketing, general and
 administrative expense           4,087     4,675     7,637     9,414
Gain on disposal of fixed
 assets                               -         -         -      (198)
                                -------- --------- --------- ---------
    Total operating expenses      7,295     6,982    14,190    13,677
                                -------- --------- --------- ---------

Loss from operations             (6,296)   (7,756)  (12,250)  (14,424)

Interest income                     152       119       334       248
Interest expense                    (17)   (1,636)     (485)   (3,458)
Gain (loss) on derivative
 instruments, net                (1,940)    1,187    (2,592)    3,054
Other expense                       (17)        -       (17)      (11)
                                -------- --------- --------- ---------

Net loss before Lumera
 transactions                    (8,118)   (8,086)  (15,010)  (14,591)

Equity in losses of Lumera            -         -         -      (290)
Gain on sale of investment in
 Lumera                           5,963         -     5,963     7,270
                                -------- --------- --------- ---------

Net loss                         (2,155)   (8,086)   (9,047)   (7,611)

Stated dividend on mandatorily
 redeemable convertible
 preferred stock                      -       (16)        -       (59)
Accretion to par value of
 preferred stock                      -       (37)        -      (138)
Inducement for conversion of
 preferred stock                      -    (3,076)        -    (3,076)
                                -------- --------- --------- ---------

Net loss available for common
 shareholders                   $(2,155) $(11,215) $ (9,047) $(10,884)
                                ======== ========= ========= =========

Net loss per share - basic and
 diluted                        $ (0.05) $  (0.38) $  (0.21) $  (0.40)
                                ======== ========= ========= =========

Weighted-average shares
 outstanding - basic and
 diluted                         43,572    29,192    43,336    27,216
                                ======== ========= ========= =========


    CONTACT: Microvision, Inc.
             Matt Nichols, 425-882-6657 (media)
             or
             Hawk Associates
             Cale Smith, 305-451-1888 (investors)
             Julie Marshall, 305-451-1888 (investors)